Exhibit 99.1

Itron Updates Full Year 2008 Guidance

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--January 13, 2009--Itron Inc. (NASDAQ:ITRI) announced today that it is affirming the 2008 guidance for revenue, diluted non-GAAP EPS and adjusted EBITDA provided in its October 29, 2008 third quarter earnings release and earnings call webcast that day.

In the third quarter earnings release, the company reported that expected revenue would be between $1.91 billion and $1.93 billion, diluted non-GAAP EPS between $3.35 and $3.45 and adjusted EBITDA in excess of $280 million. These assumptions were based on a Euro to US Dollar exchange rate of 1.30 and a non-GAAP tax rate of 26%. The actual average exchange rate for the fourth quarter was 1.32.

LeRoy Nosbaum, chairman and CEO commented, “We talked about the possibility of year-end spending being lower than normal and in fact that happened, so at this point we feel more comfortable with the low end of the ranges for all of the above financial measures based on a tax rate of 26%.”

During the third quarter call the company also discussed expectations for 2009. Primarily due to the stronger US dollar, revenue in 2009 was expected to be relatively flat compared with 2008, and non-GAAP EPS was expected to grow in the low to mid teens. The company believes that these expectations for 2009 are still reasonable.

The company also discussed its four large advanced metering infrastructure (AMI) contracts and deployment schedules related to those contracts. As is typical, some of the deployment schedules have changed. Some may move forward more quickly than expected and others may deploy somewhat later than their initial schedule. Despite the shifting schedules, 2009 revenue and non-GAAP EPS are still expected to be in line with the company’s previous guidance.

The company generated lower cash during the fourth quarter than during the third quarter.

To maintain a higher cash balance due to the current economic and financial environment the company decided to prepay less debt than originally planned. The company will be in compliance with its debt covenants at December 31, 2008. The company may engage in securities transactions designed to strengthen its balance sheet, including repurchasing or exchanging outstanding securities.

“Given the economic situation, concerns expressed by some investors and because we do not report earnings until February 18, 2009, we believed that it was worthwhile to update the market on our expected results for 2008 and current expectations for 2009,” said Nosbaum.

About Itron:

Itron Inc. is a leading technology provider to the global energy and water industries. Itron Inc. consists of Itron in North America and Actaris outside of North America. Our company is the world’s leading provider of metering, data collection and utility software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our products include electricity, gas and water meters, data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and related software applications; as well as project management, installation, and consulting services. To know more, start here: www.itron.com.

CONTACT:
Itron Inc.
Deloris Duquette
Vice President, Investor Relations and Corporate Communications
509-891-3523
deloris.duquette@itron.com